THE NEW HOME COMPANY REPORTS 2018 FIRST QUARTER RESULTS

- Homes sales revenue up 14% to $79.4 million -
- Deliveries up 56% -
- Backlog units up 39% -

Aliso Viejo, California, May 3, 2018. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2018 first quarter.

First Quarter 2018 Highlights Compared to First Quarter 2017

•	Total revenues of $123.2 million vs. $125.0 million

•	Home sales revenue of $79.4 million, up 14%; deliveries up 56%

•	Net new home orders up 12%

•	Backlog units up 39%

•	Ending community count up 29% to 18 compared to 14

“During the first quarter, The New Home Company continued to make progress in laying the groundwork to achieve its 2018 goals and position the Company for the future,” said The New Home Company’s Chief Executive Officer Larry Webb. “Home closings were up 56% year-over-year, quarter ending backlog increased 39% on a unit basis, and net new orders grew 12%. New order growth was somewhat impacted by delayed community openings in the quarter, which resulted in partial-quarter contributions from a handful of communities. Fortunately, we were able to work through these delays and saw an acceleration in sales activity in April, which resulted in year-over-year order growth of 71% for the month, or an absorption rate of 3.4 per month. Wholly owned lot count at the end of the first quarter increased by 75% over last year as we expanded our product portfolio in Arizona, Northern California and the Inland Empire in Southern California.”
Mr. Webb continued, “The housing fundamentals in California and Arizona continue to be solid, with healthy job growth and low levels of existing inventory in both states. We continue to pursue a strategy of product differentiation at a number of price points, which we believe will appeal to a deeper pool of buyers and increase long-term value for shareholders. This strategy, combined with favorable housing fundamentals, have me excited about the outlook for The New Home Company in 2018 and beyond.”

First Quarter 2018 Operating Results

Total revenues for the 2018 first quarter were $123.2 million, compared to $125.0 million in the prior year period. The net loss attributable to the Company was $0.6 million, or $(0.03) per diluted share, compared to net income of $0.8 million, or $0.04 per diluted share in the prior year period. The year-over-year decrease in net income was primarily attributable to a 120 basis point decline in home sales gross margin, a 120 basis point increase in selling and marketing expenses as a percentage of home sales revenue, and a decrease in fee building revenues and margin. These items were partially offset by a 14% increase in home sales revenue and income tax benefits related to the 2018 first quarter pretax loss and discrete tax items.

Wholly Owned Projects

Home sales revenue for the 2018 first quarter increased 14% to $79.4 million, compared to $69.4 million in the prior year period. The increase in home sales revenue was driven by a 56% increase in deliveries, which was partially offset by a 26% lower average selling price of homes delivered to $946,000 due to the strategic initiative to expand our portfolio to include more affordably-priced product and grow community count.

Gross margin from home sales for the 2018 first quarter was 12.3% as compared to 13.5% in the prior year period. The 120 basis point decline in home sales gross margin was primarily due to a product mix shift and higher interest costs. The mix shift was impacted by 2017 first quarter deliveries from a higher-margin Crystal Cove community in Newport Coast, CA and our Santa Clara community in the Bay Area, both of which closed-out during 2017. Adjusted gross margin from home sales for the 2018 first quarter, excluding interest in cost of home sales, was flat with the prior year period at 15.7%*.

Our SG&A expense ratio as a percentage of home sales revenue for the 2018 first quarter was 15.9% versus 14.5% in the prior year period. The 140 basis point increase in the SG&A rate was primarily due to higher selling and marketing costs related to the ramp up of new communities, higher co-broker commissions, and a lower amount of G&A expenses allocated to the fee building business due to lower fee revenues.

Net new home orders for the 2018 first quarter were up 12% to 141 homes, compared to 126 homes in the prior year period. The increase was primarily driven by a 13% increase in average selling communities during the quarter. The Company's monthly sales absorption rate for the 2018 first quarter was flat with the prior year period at 2.8 sales per average selling community. The Company’s ending active selling community count was up 29% as of the end of the 2018 first quarter as compared to the year ago period end. The Company's cancellation rate for the 2018 first quarter remained at the lower end of the industry at 6% as compared to 7% in the prior year period.

The dollar value of the Company's wholly owned backlog at the end of the 2018 first quarter was $228.1 million and totaled 210 homes, compared to $313.9 million and 151 homes in the prior year period. The decrease in backlog dollar value resulted from a 48% lower average selling price of homes in backlog at $1.1 million as compared to $2.1 million a year ago. The year-over-year decline in the Company's average selling price of homes in backlog was driven primarily by the mix of homes in backlog in Southern California. The 2017 first quarter backlog included homes from two higher-priced luxury communities located in Newport Coast, CA that closed out in 2017.

Fee Building Projects

Fee building revenue for the 2018 first quarter decreased 21% to $43.8 million, compared to $55.6 million in the prior year period. The decrease was primarily due to a decrease in fee building construction activity. Our fee building gross margin was $1.1 million compared to $1.7 million in the prior year period. The lower fee building gross margin was the result of lower fee revenues and a change in the fee building business arrangements. Management fees from joint ventures were $1.0 million during the 2018 first quarter compared to $1.2 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income was $0.3 million for the 2018 first quarter, up slightly from the prior year period, and was driven primarily by deliveries from our Mountain Shadows community in Paradise Valley, AZ.

The following sets forth supplemental information about the Company’s joint ventures. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Joint venture net income totaled $0.8 million, compared to a net loss of $0.9 million in the prior year period. Joint venture home sales revenue totaled $31.2 million, compared to $25.1 million in the prior year period, while joint venture land sales revenue totaled $0.8 million for the 2018 first quarter, compared to $1.5 million in the prior year period.

At the end of the 2018 first quarter, our joint ventures had seven actively selling communities compared to nine at the end of the 2017 first quarter. Net new home orders from joint ventures for the 2018 first quarter decreased 8% to 36 homes as compared to 39 homes in the prior year period. The dollar value of homes in backlog from joint ventures at the end of the 2018 first quarter was $67.2 million from 84 homes, compared to $64.0 million from 69 homes in the prior year period.

Income Taxes

The Company recorded a $0.9 million income tax benefit for the 2018 first quarter, which included a $0.4 million benefit for discrete items related primarily to energy tax credits that were extended in February 2018, compared to a tax provision of $0.5 million in the prior year period. The Company's effective tax rate was 56.9%, 29.4%* before discrete items, as compared to 38.5%, 38.2%* before discrete items, in the 2017 first quarter. The year-over-year decrease in rate before discrete items was the result of the Tax Cuts and Jobs Act that was enacted in December 2017 that reduced the corporate federal tax rate from a maximum of 35% to a flat 21%, effective for 2018.

Balance Sheet and Liquidity

As of March 31, 2018, the Company had real estate inventories totaling $459.4 million, of which $381.8 million represented work-in-process and completed homes (including models), $41.7 million in land and land under development, and $35.9 million in land deposits and pre-acquisition costs. The Company owned or controlled 2,924 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,768 lots, or 60%, were controlled through option contracts. The Company ended the 2018 first quarter with $91.1 million in cash and cash equivalents and had no borrowings outstanding under its $200.0 million revolving credit facility. The Company ended the 2018 first quarter with $319.0 million in debt outstanding (net of unamortized discount, premium and debt issuance costs), a debt-to-capital ratio of 55.1% and a net debt-to-capital ratio of 46.7%*.

Guidance

The Company's current estimate for full year guidance for 2018 is as follows:

•	Home sales revenue of $600 - $640 million

•	Fee building revenue of $120 - $150 million

•	Home sales gross margin of 14.5% - 15.0%

•	Income from unconsolidated joint ventures of $1.5 million

•	Wholly owned active year-end community count of 19

•	Joint venture active year-end community count of 6

The Company's current estimate for the 2018 second quarter is as follows:

•	Home sales revenue of $100 - $120 million

•	Fee building revenue of $30 - $40 million

•	Income from unconsolidated joint ventures of $0.2 million

•	Wholly owned active quarter-end community count of 20

•	Joint venture active quarter-end community count of 7

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Thursday, May 3, 2018 to review first quarter results, discuss recent events and results, and discuss the Company's updated full year and certain quarterly guidance for 2018. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through June 3, 2018 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13678391.

* Adjusted homebuilding gross margin percentage (or homebuilding gross margin excluding interest in cost of sales), effective tax rate before discrete items and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires); issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$79,437	$69,406
Fee building, including management fees from unconsolidated joint ventures of $980 and $1,214, respectively	43,794	55,617
	123,231	125,023
Cost of Sales:
Home sales	69,694	60,065
Fee building	42,699	53,926
	112,393	113,991
Gross Margin:
Home sales	9,743	9,341
Fee building	1,095	1,691
	10,838	11,032

Selling and marketing expenses	(6,639)	(5,001)
General and administrative expenses	(6,019)	(5,090)
Equity in net income of unconsolidated joint ventures	335	306
Other income (expense), net	(26)	113
Pretax income (loss)	(1,511)	1,360
(Provision) benefit for income taxes	860	(524)
Net income (loss)	(651)	836
Net loss attributable to non-controlling interest	11	10
Net income (loss) attributable to The New Home Company Inc.	$(640)	$846

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(0.03)	$0.04
Diluted	$(0.03)	$0.04
Weighted average shares outstanding:
Basic	20,924,753	20,767,464
Diluted	20,924,753	20,899,263

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$91,061	$123,546
Restricted cash	561	424
Contracts and accounts receivable	17,400	23,224
Due from affiliates	528	1,060
Real estate inventories	459,388	416,143
Investment in and advances to unconsolidated joint ventures	57,874	55,824
Other assets	21,282	24,291
Total assets	$648,094	$644,512

Liabilities and equity
Accounts payable	$33,589	$23,722
Accrued expenses and other liabilities	35,524	38,054
Unsecured revolving credit facility	—	—
Senior notes, net	319,029	318,656
Total liabilities	388,142	380,432
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 21,007,902 and 20,876,837, shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	210	209
Additional paid-in capital	199,361	199,474
Retained earnings	60,302	64,307
Total stockholders' equity	259,873	263,990
Non-controlling interest in subsidiary	79	90
Total equity	259,952	264,080
Total liabilities and equity	$648,094	$644,512

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(Dollars in thousands)
Operating activities:
Net income (loss)	$(651)	$836
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred taxes	(1,481)	(54)
Amortization of equity based compensation	842	611
Abandoned project costs	35	34
Distributions of earnings from unconsolidated joint ventures	715	1,588
Equity in net income of unconsolidated joint ventures	(335)	(306)
Deferred profit from unconsolidated joint ventures	136	148
Depreciation and amortization	1,022	123
Net changes in operating assets and liabilities:
Contracts and accounts receivable	5,824	2,151
Due from affiliates	485	799
Real estate inventories	(37,529)	(36,077)
Other assets	87	(3,669)
Accounts payable	9,867	4,988
Accrued expenses and other liabilities	(8,459)	(10,979)
Net cash used in operating activities	(29,442)	(39,807)
Investing activities:
Purchases of property and equipment	(72)	(50)
Contributions and advances to unconsolidated joint ventures	(4,273)	(3,796)
Distributions of capital and repayment of advances from unconsolidated joint ventures	2,264	24
Interest collected on advances to unconsolidated joint ventures	129	—
Net cash used in investing activities	(1,952)	(3,822)
Financing activities:
Borrowings from credit facility	—	72,000
Repayments of credit facility	—	(190,000)
Proceeds from senior notes	—	247,402
Payment of debt issuance costs	—	(5,967)
Tax withholding paid on behalf of employees for stock awards	(954)	(565)
Net cash (used in) provided by financing activities	(954)	122,870
Net (decrease) increase in cash, cash equivalents and restricted cash	(32,348)	79,241
Cash, cash equivalents and restricted cash – beginning of period	123,970	31,081
Cash, cash equivalents and restricted cash – end of period	$91,622	$110,322

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended March 31,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	44	$44,580	$1,013	22	$43,923	$1,997	100%	1%	(49)%
Northern California	40	34,857	871	32	25,483	796	25%	37%	9%
Total	84	$79,437	$946	54	$69,406	$1,285	56%	14%	(26)%

Net New Home Orders:
	Three Months Ended March 31,
	2018	2017	% Change
Southern California	69	56	23%
Northern California	70	70	—%
Arizona	2	—	NA
	141	126	12%

Active Communities:
	As of March 31,
	2018	2017	% Change
Southern California	10	7	43%
Northern California	7	7	—%
Arizona	1	—	NA
	18	14	29%

Backlog:	As of March 31,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	96	$125,747	$1,310	82	$267,141	$3,258	17%	(53)%	(60)%
Northern California	112	98,124	876	69	46,792	678	62%	110%	29%
Arizona	2	4,248	2,124	—	—	—	NA	NA	NA
Total	210	$228,119	$1,086	151	$313,933	$2,079	39%	(27)%	(48)%

Lots Owned and Controlled:	As of March 31,
	2018	2017	% Change
Lots Owned
Southern California	540	354	53%
Northern California	317	280	13%
Arizona	299	—	NA
Total	1,156	634	82%
Lots Controlled (1)
Southern California	433	635	(32)%
Northern California	992	253	292%
Arizona	343	148	132%
Total	1,768	1,036	71%
Lots Owned and Controlled - Wholly Owned	2,924	1,670	75%
Fee Building (2)	963	817	18%
Total Lots Owned and Controlled	3,887	2,487	56%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform construction services.

Other Financial Data:	Three Months Ended March 31,
2018	2017
Interest incurred	$6,716	$2,036
Adjusted EBITDA(1)	$3,563	$4,961
Adjusted EBITDA margin percentage (1)	2.9%	4.0%

LTM(2) Ended March 31, 2018
2018	2017

Interest incurred	$26,658	$8,239
Adjusted EBITDA(1)	$48,747	$47,302
Adjusted EBITDA margin percentage (1)	6.5%	6.4%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.8	x	5.7x

March 31,	December 31,
2018	2017
Ratio of debt-to-capital	55.1%	54.7%
Ratio of net debt-to-capital(1)	46.7%	42.4%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	6.5x	6.4x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	4.7x	3.9x
Ratio of cash, inventory, and joint venture investments to debt	1.9x	1.9x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$31,240	$25,146	24%
Land sales revenue	773	1,474	(48)%
Total revenue	$32,013	$26,620	20%
Net income (loss)	$804	$(864)	NA

Operating Data - Unconsolidated Joint Ventures:
New home orders	36	39	(8)%
New homes delivered	32	32	—%
Average selling price of homes delivered	$976	$786	24%

Selling communities at end of period	7	9	(22)%
Backlog homes (dollar value)	$67,244	$63,982	5%
Backlog (homes)	84	69	22%
Average sales price of backlog	$801	$927	(14)%

Homebuilding lots owned and controlled	309	553	(44)%
Land development lots owned and controlled	2,321	2,415	(4)%
Total lots owned and controlled	2,630	2,968	(11)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measure, homebuilding gross margin excluding interest in cost of sales. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2018	%	2017	%
	(Dollars in thousands)
Home sales revenue	$79,437	100.0%	$69,406	100.0%
Cost of home sales	69,694	87.7%	60,065	86.5%
Homebuilding gross margin	9,743	12.3%	9,341	13.5%
Add: Interest in cost of home sales	2,764	3.4%	1,551	2.2%
Adjusted homebuilding gross margin	$12,507	15.7%	$10,892	15.7%

The following table reconciles the Company’s effective tax rate calculated in accordance with GAAP to the non-GAAP measure, effective tax rate before discrete items. The Tax Cuts and Jobs Act enacted in December 2017 cut Federal corporate income tax rates effective for 2018, and we believe removing the impact of the discrete items is relevant to provide investors with an understanding of the impact the tax cuts had on earnings.

	Three Months Ended March 31,
	2018	2017
Effective tax rate for The New Home Company Inc.:
Pretax income (loss)	$(1,511)	$1,360
(Provision) benefit for income taxes	$860	$(524)
Effective tax rate (1)	56.9%	38.5%

Effective tax rate for The New Home Company Inc. before discrete items:
(Provision) benefit for income taxes	$860	$(524)
Adjustment for discrete items	(416)	5
(Provision) benefit for income taxes before discrete items	$444	$(519)
Effective tax rate for The New Home Company Inc. before discrete items (1)	29.4%	38.2%
(1) Effective tax rate is computed by dividing the (provision) benefit for income taxes by pretax income (loss)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales or other expense, (d) noncash impairment charges and abandoned project costs, (e) gain (loss) on extinguishment of debt, (f) depreciation and amortization, (g) amortization of equity-based compensation and (h) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income to Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA is provided in the following table.

	Three Months Ended		LTM(1) Ended				Year Ended
	March 31,		March 31,				December 31,
	2018	2017	2018		2017		2017
	(Dollars in thousands)
Net income (loss)	$(651)	$836	$15,654		$22,631		$17,141
Add:
Interest amortized to cost of sales and equity in net income of unconsolidated joint ventures	2,795	1,551	12,301		6,234		11,057
Provision (benefit) for income taxes	(860)	524	14,006		13,790		15,390
Depreciation and amortization	1,022	123	1,348		509		449
Amortization of equity-based compensation	842	611	3,034		3,097		2,803
Cash distributions of income from unconsolidated joint ventures	715	1,588	715		5,330		1,588
Noncash impairments and abandonments	35	34	2,584		3,965		2,583
Less:
Gain from notes payable principal reduction	—	—	—		(250)		—
Equity in net income of unconsolidated joint ventures	(335)	(306)	(895)		(8,004)		(866)
Adjusted EBITDA	$3,563	$4,961	$48,747		$47,302		$50,145
Total Revenue	$123,231	$125,023	$749,374		$734,239		$751,166
Adjusted EBITDA margin percentage	2.9%	4.0%	6.5%		6.4%		6.7%
Interest incurred	$6,716	$2,036	$26,658		$8,239		$21,978
Ratio of Adjusted EBITDA to total interest incurred			1.8	x	5.7	x	2.3x
Total debt at period end			$319,029		$241,738		$318,656
Ratio of debt to Adjusted EBITDA			6.5	x	5.1	x	6.4	x
Total net debt at period end			$227,407		$131,416		$194,686
Ratio of net debt to Adjusted EBITDA			4.7	x	2.8	x	3.9	x
Total cash, inventory, and joint venture investments			$608,323		$486,311		$595,513
Ratio of cash, inventory, and joint venture investments to debt			1.9x		2.0	x	1.9x

(1) "LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2018	2017
	(Dollars in thousands)
Total debt, net	$319,029	$318,656
Equity, exclusive of non-controlling interest	259,873	263,990
Total capital	$578,902	$582,646
Ratio of debt-to-capital(1)	55.1%	54.7%

Total debt, net	$319,029	$318,656
Less: cash, cash equivalents and restricted cash	91,622	123,970
Net debt	227,407	194,686
Equity, exclusive of non-controlling interest	259,873	263,990
Total capital	$487,280	$458,676
Ratio of net debt-to-capital(2)	46.7%	42.4%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by total capital (the sum of total debt, net plus equity), exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.